Filed Pursuant to Rule 433

Registration No. 333-210983

Issuer Free Writing Prospectus dated September 5, 2017

Relating to Preliminary Prospectus Supplement dated September 5, 2017

APPLE INC.

FINAL PRICING TERM SHEET

1.500% Notes due 2019 (“2019 Notes”)

Issuer:	Apple Inc.

Principal Amount:	$1,000,000,000

Maturity:	September 12, 2019

Coupon:	1.500%

Price to Public:	99.914%

Interest Payment Dates:	March 12 and September 12, commencing March 12, 2018

Day Count Convention:	30/360

Benchmark Treasury:	1.250% due August 31, 2019

Benchmark Treasury Yield:	1.294%

Spread to Benchmark Treasury:	25 basis points

Yield:	1.544%

Redemption:	Apple Inc. may at its option redeem the 2019 Notes, at any time in whole or from time to time in part, prior to their maturity, at a redemption price, calculated by Apple Inc., equal to the greater of (i) 100% of the principal amount of the 2019 Notes being redeemed; or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2019 Notes being redeemed (exclusive of interest accrued to, but excluding, the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the sum of the applicable Treasury Rate (as defined in the 2019 Notes) plus 3 basis points, plus, in each case, accrued and unpaid interest thereon to, but excluding, the date of redemption.

Trade Date:	September 5, 2017

Settlement Date:	September 12, 2017 (T+5)

Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof

Ratings:*	Aa1 (stable) by Moody’s Investors Service, Inc. AA+ (stable) by Standard & Poor’s Ratings Services

Net Proceeds:	Aggregate net proceeds from sale of all notes offered pursuant to this Pricing Term Sheet will be approximately $4.98 billion after deducting underwriting discounts and Apple’s offering expenses.

CUSIP/ISIN:	037833 CZ1 / US037833CZ10

Underwriters:

Joint Book-Running Managers:	Goldman Sachs & Co. LLC Deutsche Bank Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated J.P. Morgan Securities LLC Morgan Stanley & Co. LLC

Co-Managers:	Barclays Capital Inc. Wells Fargo Securities, LLC Blaylock Van, LLC CastleOak Securities L.P. Mischler Financial Group, Inc. Samuel A. Ramirez & Company, Inc.

2.100% Notes due 2022 (“2022 Notes”)

Issuer:	Apple Inc.

Principal Amount:	$1,000,000,000

Maturity:	September 12, 2022

Coupon:	2.100%

Price to Public:	99.882%

Interest Payment Dates:	March 12 and September 12, commencing March 12, 2018

Day Count Convention:	30/360

Benchmark Treasury:	1.625% due August 31, 2022

Benchmark Treasury Yield:	1.645%

Spread to Benchmark Treasury:	48 basis points

Yield:	2.125%

Redemption:

Prior to August 12, 2022, Apple Inc. may at its option redeem the 2022 Notes, at any time in whole or from time to time in part, at a redemption price, calculated by Apple Inc., equal to the greater of (i) 100% of the principal amount of the 2022 Notes being redeemed; or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2022 Notes being redeemed (assuming that such notes matured on August 12, 2022), exclusive of interest accrued to, but excluding, the date of redemption, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the sum of the applicable Treasury Rate (as defined in the 2022 Notes) plus 7.5 basis points, plus, in each case, accrued and unpaid interest thereon to, but excluding, the date of redemption.

On or after August 12, 2022, Apple Inc. may at its option redeem the 2022 Notes, at any time in whole or from time to time in part, prior to their maturity, at a redemption price equal to 100% of the principal amount of the 2022 Notes being redeemed, plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Trade Date:	September 5, 2017

Settlement Date:	September 12, 2017 (T+5)

Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof

Ratings:*	Aa1 (stable) by Moody’s Investors Service, Inc. AA+ (stable) by Standard & Poor’s Ratings Services

Net Proceeds:	Aggregate net proceeds from sale of all notes offered pursuant to this Pricing Term Sheet will be approximately $4.98 billion after deducting underwriting discounts and Apple’s offering expenses.

CUSIP/ISIN:	037833 DC1 / US037833DC16

Underwriters:

Joint Book-Running Managers:	Goldman Sachs & Co. LLC Deutsche Bank Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated J.P. Morgan Securities LLC Morgan Stanley & Co. LLC

Co-Managers:	Barclays Capital Inc. Wells Fargo Securities, LLC Blaylock Van, LLC CastleOak Securities L.P. Mischler Financial Group, Inc. Samuel A. Ramirez & Company, Inc.

2.900% Notes due 2027 (“2027 Notes”)

Issuer:	Apple Inc.

Principal Amount:	$2,000,000,000

Maturity:	September 12, 2027

Coupon:	2.900%

Price to Public:	99.888%

Interest Payment Dates:	March 12 and September 12, commencing March 12, 2018

Day Count Convention:	30/360

Benchmark Treasury:	2.250% due August 15, 2027

Benchmark Treasury Yield:	2.063%

Spread to Benchmark Treasury:	85 basis points

Yield:	2.913%

Redemption:

Prior to June 12, 2027, Apple Inc. may at its option redeem the 2027 Notes, at any time in whole or from time to time in part, at a redemption price, calculated by Apple Inc., equal to the greater of (i) 100% of the principal amount of the 2027 Notes being redeemed; or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2027 Notes being redeemed (assuming that such notes matured on June 12, 2027), exclusive of interest accrued to, but excluding, the date of redemption, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the sum of the applicable Treasury Rate (as defined in the 2027 Notes) plus 15 basis points, plus, in each case, accrued and unpaid interest thereon to, but excluding, the date of redemption.

On or after June 12, 2027, Apple Inc. may at its option redeem the 2027 Notes, at any time in whole or from time to time in part, prior to their maturity, at a redemption price equal to 100% of the principal amount of the 2027 Notes being redeemed, plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Trade Date:	September 5, 2017

Settlement Date:	September 12, 2017 (T+5)

Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof

Ratings:*	Aa1 (stable) by Moody’s Investors Service, Inc. AA+ (stable) by Standard & Poor’s Ratings Services

Net Proceeds:	Aggregate net proceeds from sale of all notes offered pursuant to this Pricing Term Sheet will be approximately $4.98 billion after deducting underwriting discounts and Apple’s offering expenses.

CUSIP/ISIN:	037833 DB3 / US037833DB33

Underwriters:

Joint Book-Running Managers:	Goldman Sachs & Co. LLC Deutsche Bank Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated J.P. Morgan Securities LLC Morgan Stanley & Co. LLC

Co-Managers:	Barclays Capital Inc. Wells Fargo Securities, LLC Blaylock Van, LLC CastleOak Securities L.P. Mischler Financial Group, Inc. Samuel A. Ramirez & Company, Inc.

3.750% Notes due 2047 (“2047 Notes”)

Issuer:	Apple Inc.

Principal Amount:	$1,000,000,000

Maturity:	September 12, 2047

Coupon:	3.750%

Price to Public:	99.429%

Interest Payment Dates:	March 12 and September 12, commencing March 12, 2018

Day Count Convention:	30/360

Benchmark Treasury:	3.000% due May 15, 2047

Benchmark Treasury Yield:	2.682%

Spread to Benchmark Treasury:	110 basis points

Yield:	3.782%

Redemption:

Prior to March 12, 2047, Apple Inc. may at its option redeem the 2047 Notes, at any time in whole or from time to time in part, at a redemption price, calculated by Apple Inc., equal to the greater of (i) 100% of the principal amount of the 2047 Notes being redeemed; or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2047 Notes being redeemed (assuming that such notes matured on March 12, 2047), exclusive of interest accrued to, but excluding, the date of redemption, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the sum of the applicable Treasury Rate (as defined in the 2047 Notes) plus 17.5 basis points, plus, in each case, accrued and unpaid interest thereon to, but excluding, the date of redemption.

On or after March 12, 2047, Apple Inc. may at its option redeem the 2047 Notes, at any time in whole or from time to time in part, prior to their maturity, at a redemption price equal to 100% of the principal amount of the 2047 Notes being redeemed, plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Trade Date:	September 5, 2017

Settlement Date:	September 12, 2017 (T+5)

Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof

Ratings:*	Aa1 (stable) by Moody’s Investors Service, Inc. AA+ (stable) by Standard & Poor’s Ratings Services

Net Proceeds:	Aggregate net proceeds from sale of all notes offered pursuant to this Pricing Term Sheet will be approximately $4.98 billion after deducting underwriting discounts and Apple’s offering expenses.

CUSIP/ISIN:	037833 DD9 / US037833DD98

Underwriters:

Joint Book-Running Managers:	Goldman Sachs & Co. LLC Deutsche Bank Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated J.P. Morgan Securities LLC Morgan Stanley & Co. LLC

Co-Managers:	Barclays Capital Inc. Wells Fargo Securities, LLC Blaylock Van, LLC CastleOak Securities L.P. Mischler Financial Group, Inc. Samuel A. Ramirez & Company, Inc.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the third business day before the settlement date will be required, by virtue of the fact that the notes initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

The issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling Goldman Sachs & Co. LLC toll free at 1-866-471-2526, Deutsche Bank Securities Inc. toll free at 1-800-503-4611 or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1-800-294-1322, or by contacting Apple Inc.’s Investor Relations at http://investor.apple.com/contactus.cfm.

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